Exhibit 4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statement (No. 333-261099) under Schedule B of the Asian Infrastructure Investment Bank of our report dated March 24, 2026 relating to management’s assessment of effectiveness of internal control over financial reporting as at December 31, 2025, and our audit of the financial statements as at and for the year ended December 31, 2025, which appear in Exhibit 2 of the Asian Infrastructure Investment Bank’s Annual Report on Form 18-K for the fiscal year ended December 31, 2025.

PricewaterhouseCoopers

Hong Kong, China

April 10, 2026

PricewaterhouseCoopers 22/F Prince’s Building, Central Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888 www.pwchk.com